EXHIBIT 5.2

March 12, 2021

Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315

Re: 7.00% Senior Guaranteed Notes Due 2027 (the “Notes”) in connection with an exchange offer to be made pursuant to a Registration Statement to be filed with the Securities and Exchange Commission on or about March 12, 2021

Ladies and Gentlemen:
    We have acted as special West Virginia counsel to Mid-Vol Coal Sales, Inc., a West Virginia corporation (the “Client”), a wholly-owned subsidiary of Cleveland-Cliffs Inc., an Ohio corporation (the “Parent”), in connection with the proposed guarantee from the Client, along with the other guarantors under the Indenture (as hereinafter defined), of $73,298,000 in aggregate principal amount of 7.00% Senior Guaranteed Notes due 2027 (the “Exchange Notes”) to be issued by the Parent in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 12, 2021, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Parent under the Exchange Notes and the guarantee of the Exchange Notes by the Client will be issued pursuant to the Indenture dated as of March 16, 2020 by and among the Parent, U.S. Bank National Association, as trustee (the “Trustee”), and the guarantors identified therein (including the Client), as supplemented from time to time prior to the date hereof, including by that certain Second Supplemental Indenture dated as of December 9, 2020 (the “Indenture”).
I.
BACKGROUND

    1.1    Documents Reviewed. In the course of our representation, we have reviewed and examined the documents relating to the Transaction (as defined in the attached Glossary), each dated as of the date of this Opinion Letter (unless otherwise indicated), listed on Annex A attached hereto.

    1.2    Transaction Document. The document described in Item (a) in Annex A is referred to in this Opinion Letter as the “Transaction Document.” The documents described under the heading “Organization Documents” in Annex A are referred to as the “Organization Documents.” The document described under the heading “Public Authority Document” in Annex A is referred to as the “Public Authority Document.” Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Glossary attached to this Opinion Letter.

    1.3    Opining Jurisdiction. The “Law” (as defined in the attached Glossary) covered by the opinions expressed in this Opinion Letter is limited to the Law of the State of West Virginia (the “State”) and the Federal laws of the United States of America. We express no opinion concerning the Laws of any other jurisdiction or the effect thereof.

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    1.4    Scope of Review. In connection with the opinions hereinafter set forth, we have limited the scope of our review of the documents related to the Transaction to photocopies of the Transaction Document and the Public Authority Document. In addition, in connection with the opinions hereinafter set forth, we have reviewed such other documents and certificates of public officials and certificates of representatives of the Client, and have given consideration to such matters of law and fact, as we have deemed appropriate, in our professional judgment, to render such opinions.

    1.5    Reliance Without Investigation. We have relied, with your consent and without investigation or analysis, upon information in the Public Authority Document. Except to the extent the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, with your consent and without investigation or analysis, upon the information contained in representations and/or certifications made by the Client in the Transaction Document and on information provided in certificates of representatives and/or members, partners, officers or directors of the Client, which we reasonably believe to be an appropriate source for the information.

II.
OPINIONS

Based upon and subject to the foregoing and to the assumptions, exclusions and additional qualifications set forth below, we are of the opinion that:

    2.1    Status. Based solely upon the Organization Documents and the Public Authority Document, the Client is a corporation duly incorporated and validly existing under the Laws of the State.

    2.2    Authorization. The Client has the corporate power and authority to execute, deliver and perform the Transaction Document. All actions or approvals by the Client, and its board of directors, necessary to authorize the execution, delivery and performance of the Transaction Document to which it is a party have been taken or obtained.

2.3    Execution and Delivery. The Client has duly executed and delivered the Transaction Document. The execution and delivery by the Client of the Transaction Document do not, and the performance of its obligations under the Transaction Document will not, violate the Organization Documents.

2.4    Governmental Approval. To our Actual Knowledge, no approval of, or filing with, any governmental authority of the State is required for the Client’s execution and delivery of the Transaction Document, the Client’s performance of its obligations thereunder, and the consummation of the Transaction, except for those already obtained.
2.5    No Conflict. To our Actual Knowledge, neither the execution and delivery by the Client of, nor the performance of the Client’s obligations under the Transaction Document, violate any law, rule, or regulation applicable to the Client.

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III.
QUALIFICATIONS

Notwithstanding any provision in this Opinion Letter to the contrary, the foregoing opinions are subject to the following assumptions, exclusions and additional qualifications:

    3.1    Assumptions. In rendering the foregoing opinions, we have relied, with your consent and without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, a legal conclusion expressed in the opinion:

(a)Natural persons who are involved on behalf of the Client and all signatories to the documents examined by us have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

(b)The Client holds the requisite title and rights to any property involved in the Transaction.

(c)Except as expressly provided in paragraph 2.1 above, each party to the documents examined by us is duly incorporated, organized or formed, as the case may be, and validly existing and in good standing under the laws of the jurisdiction governing its organization or formation.

(d)Each party to the Transaction has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Document enforceable against it.

(e)Each party to the Transaction has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Document against the Client.

(f)Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

(g)The Public Authority Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(h)There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(i)The conduct of the parties to the Transaction has complied with any requirement of good faith, fair dealing and good conscience.

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(j)There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Document.

(k)Other Agreements and Court Orders (as such terms are defined in the attached Glossary) would be enforced as written.

(l)None of the parties to the Transaction Document will in the future take any discretionary action (including a decision not to act) permitted under the Transaction Document that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order.

(m)The Client will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Transaction Document.

(n)All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Document.

(o)The final, executed version of the Transaction Document is identical to the draft submitted to us and upon which our opinions are based.

(p)All necessary exhibits and schedules to the Transaction Document have been attached thereto and are accurate and complete.

(q)The Client received adequate consideration in connection with its execution and delivery of the Transaction Document to which it is a party.

(r)Any document or provision purporting to assign any agreement between the Client and any third party or any rights of the Client against any third party is subject to and may be affected by the rights of such third party or other person affected thereby, the terms of such agreements or rights, and any claims or defenses of such third party or other person affected thereby arising under or in relation to such agreements or rights.

(s)Other than the Client, each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents and each such document has been executed and delivered by the parties thereto.

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(t)Each of the documents examined by us constitute the valid and binding obligations of the parties to them, enforceable against those parties in accordance with their respective terms.

(u)A subsidiary may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its owner and/or another entity under common ownership.

    We have no Actual Knowledge that the foregoing assumptions are false. We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

    3.2    Exclusions. None of the foregoing opinions include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth above and (ii) based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances. Moreover, unless explicitly addressed in this Opinion Letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion with respect thereto:

(a)    Federal securities laws and regulations administered by the Securities and Exchange Commission (other than the Public Utility Holding Company Act of 1935), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)    Federal Reserve Board margin regulations;

(c)    pension and employee benefit laws and regulations (e.g., ERISA);

(d)    Federal and state antitrust and unfair competition laws and regulations;

(e)    Federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio);

(f)    compliance with fiduciary duty requirements;

(g)    Local Law (as defined in the Glossary);

(h)    fraudulent transfer and fraudulent conveyance laws;

(j)    Federal and state environmental laws and regulations;

(k)    Federal and state land use and subdivision laws and regulations;

(l)    Federal and state tax laws and regulations;

(m)    Federal patent, copyright and trademark, state trademark and other Federal and state intellectual property laws and regulations;

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(n)    Federal and state racketeering laws and regulations (e.g., RICO);

(o)    Federal and state health and safety laws and regulations (e.g., OSHA);

(p)    Federal and state health care laws;

(q)    Federal and state banking laws and financial regulation (e.g., Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010);

(r)    Federal and state labor laws and regulations;

(s)    Federal, state and local laws and regulations, and governmental orders and policies issued pursuant to such laws concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states and (C) criminal and civil forfeiture laws; and

(t)    other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

    3.3    Additional Qualifications. The opinions set forth in this Opinion Letter are subject to the following qualifications: the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and are subject to the effect of general principles of equity, whether applied by a court of law or equity.

IV.
USE OF THIS OPINION

    4.1     This opinion is furnished to you in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to Frost Brown Todd LLC under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition, we assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, documents become amended or we become aware of any facts that might change the opinions set forth herein or cause such opinions to be inaccurate or incomplete. This opinion is an expression of professional judgment and is not a guarantee of a result.

                            Very truly yours,

                            /s/ FROST BROWN TODD LLC

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GLOSSARY

    As used in the Opinion Letter to which this Glossary is attached, except as otherwise defined in such Opinion Letter, the following terms (whether used in the singular or the plural) shall have the meanings indicated:

Actual Knowledge: with respect to the Opinion Giver, the conscious awareness of facts or other information by the Primary Lawyer.

Court Orders: court and administrative orders, writs, judgments and decrees that name the Client and are specifically directed to it or its property.

Law: the statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the Opining Jurisdiction, including its Local Law (but subject to any limitations on coverage of Local Law set forth in the Opinion Letter to which this Glossary is attached).

Local Law: the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

Opining Jurisdiction: a jurisdiction whose applicable Law is addressed by the Opinion Giver in the Opinion; if there is more than one such jurisdiction (e.g., the United States of America and a particular state), the term refers collectively to all.

Opinion: a legal opinion that is rendered by the Opinion Giver to one or more persons involved in the Transaction other than the Client.

Opinion Giver: the lawyer or legal organization rendering the Opinion.

Opinion Letter: the document setting forth the Opinion that is delivered to and accepted by the Opinion Recipient.

Opinion Recipient: the addressee or addressees of the Opinion Letter.

Other Agreements: contracts, other than the Transaction Document, to which the Client is a party or by which it or its property is bound.

Primary Lawyer:

(a)    the lawyer in the Opinion Giver’s organization who signs the Opinion Letter;

(b)    any lawyer in the Opinion Giver’s organization who has active involvement in negotiating the Transaction, preparing the Transaction Document or preparing the Opinion Letter; and

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(c)    solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), any lawyer in the Opinion Giver’s organization who is primarily responsible for providing the response concerning that particular opinion issue or confirmation.

Transaction: the transactions contemplated by the Transaction Document.

United Bank Building | 500 Virginia Street, East, Suite 1100 | Charleston, WV 25301 | 304.345.0111 | frostbrowntodd.com
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ANNEX A

Transaction Document

(a)Indenture (including the guarantee of the Notes).

Organization Documents

(a)Articles of Incorporation of Mid-Vol Coal Sales, Inc. dated September 14, 1998, as amended by the Articles of Merger dated April 30, 2010 pursuant to which ArcelorMittal Mining Equipment LLC, Blackwolf Holdings, LLC, XCE LTD and Skewes Equipment Company, Inc. merged with and into Mid-Vol Coal Sales, Inc. certified by the Secretary of State of the State on February 2, 2021 and certified by an officer of the Client as being complete and correct and in full force and effect as of the date hereof.

(b)Bylaws of Mid-Vol Coal Sales, Inc. certified by an officer of the Client as being complete and correct and in full force and effect as of the date hereof.

(c)Opinion Certificate of the Client dated as of even date herewith.

Public Authority Documents

(a)The Certificate of Existence of the Client issued by the Secretary of State of the State dated March 10, 2021.

United Bank Building | 500 Virginia Street, East, Suite 1100 | Charleston, WV 25301 | 304.345.0111 | frostbrowntodd.com
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